** MSC 2006-HQ9 PRICING BENCHMARKS **

TSY:      PX            YLD        SWAPS:
 2YR     100-3         4.9488       2YR   44.00
 3YR      99-30 1/4    4.8948       3YR   45.50
 5YR     100-01 3/4    4.8622       4YR   48.00
10YR     101-19+       4.9145       5YR   51.50
30YR      92-13        4.9945       6YR   52.50
                                    7YR   53.00
                                    8YR   53.75
                                    9YR   54.25
                                   10YR   55.25
                                   11YR   56.50
                                   12YR   57.50
                                   13YR   58.50
                                   14YR   59.25
                                   15YR   60.00

STATEMENT REGARDING FREE WRITING PROSPECTUS

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information about the depositor, the issuer and this offering. You may get these
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